Exhibit 10.2
August 31, 2009
Mr. Lewis M. Kling
President and Chief Executive Officer
Flowserve Corporation
Dear Lew:
The Board of Directors (the “Board”) of Flowserve Corporation (“Flowserve”) has been very pleased with the performance of Flowserve during your tenure as Flowserve’s Chief Executive Officer (“CEO”).
Therefore, your colleagues on the Board are happy that, although you have decided to retire as CEO (plus from any other management or director positions that you currently hold with any affiliates of Flowserve) effective October 1, 2009, you have agreed to continue as an employee and as Vice Chairman of the Board of Flowserve until February 28, 2010, the date of the expiration of your term as CEO under your letter agreement dated May 29, 2007 (the “Letter Agreement”) with Flowserve.
It is understood that, consistent with your wishes, you will retire as an employee on February 28, 2010 and in any event will resign from the Board when you cease to be an employee.
Your and Flowserve’s rights and obligations under the Letter Agreement will remain the same when you relinquish the titles and responsibilities as President and CEO and continue as an employee and Vice Chairman of the Board. Upon termination of your employment, your rights and obligations upon termination will be determined as if you had continued to serve as Flowserve’s CEO through February 28, 2010 under the terms and conditions of the Letter Agreement.
The Board wants to take this opportunity to formally thank you for your exemplary service as our CEO. Your personal leadership was key to the many successes achieved by Flowserve during your tenure as CEO, which will long be favorably remembered.
Please acknowledge your acceptance of the terms of this letter agreement by countersigning below where indicated. This letter agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.
Very truly yours,
FLOWSERVE CORPORATION

By:	/s/ James O. Rollans Name: James O. Rollans
Title: Chairman of the Board of Directors

ACKNOWLEDGED AND AGREED

/s/ Lewis M. Kling Lewis M. Kling
Date: August 31, 2009
[Signature Page to Lewis M. Kling Letter Agreement]